Exhibit 99.1

CONSOLIDATED WATER CO. LTD.

REPORTS SECOND QUARTER OPERATING RESULTS

COMPANY WINS TENDER FOR MEXICO PROJECT

GEORGE TOWN, Grand Cayman, Cayman Islands (August 9, 2016) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) (“Consolidated Water” or “the Company”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the second quarter of 2016. The Company will host an investor conference call on Wednesday, August 10, 2016 at 11:00 a.m. EDT (see details below) to discuss its operating results and other topics of interest.

Second Quarter Operating Results

Net income attributable to Consolidated Water Co. Ltd. stockholders for the quarter ended June 30, 2016 was $2,204,333 ($0.15 per share on a fully-diluted basis), as compared to $2,228,100 ($0.15 per share on a fully-diluted basis) for the quarter ended June 30, 2015.

Revenues generated by retail water operations were $6,292,833 in 2016 as compared to $6,152,185 in 2015. Although the volume of water sold by the retail segment increased by approximately 10% from 2015 to 2016, retail revenues increased by only approximately 2% in 2016 due to (i) lower energy costs, which reduced the energy component of the rates charged to the Cayman retail customers by $172,437 from 2015; and (ii) the annual first quarter adjustment of base rates under the Company’s retail license, which were lowered in 2016 by 4.4% due to downward movement in the price indices used as the basis for such rate adjustments.

Bulk segment revenues were $7,441,061 and $8,187,273 for 2016 and 2015, respectively. The decrease in bulk revenues from 2015 to 2016 is attributable to the Company’s Bahamas and Cayman operations, which generated approximately $587,000 and $210,000 less in revenues, respectively, in 2016 than in 2015 due to a significant decrease in the prices of diesel fuel and electricity from 2015 to 2016, which reduced the energy component of bulk water rates.

Services segment revenues were $1,664,741 and $146,211 for 2016 and 2015, respectively. Services revenues increased in 2016 primarily as a result of the addition of the revenues of Aerex Industries, Inc. (“Aerex”) after the acquisition of 51% of this company on February 11, 2016.

Consolidated gross profit increased to $6,592,379 (43% of total revenues) in 2016, versus $5,965,294 (41% of total revenues) in 2015. Gross profit for retail revenues was $3,607,517 (57% of retail revenues) and $3,494,487 (57% of retail revenues) in 2016 and 2015, respectively. Gross profit on bulk revenues was $2,627,800 (35% of bulk revenues), compared with $2,537,344 (31% of bulk revenues) for the prior year period. The services segment generated gross profit of $357,062 in 2016, while incurring a negative gross profit of ($66,537) in 2015.

Consolidated general and administrative expenses (“G&A”) increased to approximately $4.9 million in 2016 from approximately $3.7 million in 2015 due to the addition of the G&A expenses of Aerex and an increase in the project development expenses incurred by the Company’s Mexican subsidiary, N.S.C. Agua S.A. de C.V. (“NSC”).

Other income (expense), net for 2016 was $418,837 as compared to $28,195 for 2015. The fluctuation in this net component of results of operations reflects (i) the impairment charge recorded for the Company’s equity investment in Ocean Conversion (BVI) Ltd. (“OC-BVI”) in 2015 of $275,000, as no impairment charge was recorded for this investment in 2016; and (ii) foreign currency gains recorded for PT Consolidated Water Bali (“CW-Bali”) in 2016 as compared to foreign currency losses recorded for this subsidiary in 2015.

Management Comments

“Our gross profit, both in dollars and as a percentage of revenues increased for all three of our business segments this past quarter compared to the second quarter of 2015, resulting in a total gross profit increase this past quarter of approximately $627,000, or 11%, compared to the same period of 2015,” stated CEO Rick McTaggart.

“Our newly-acquired Aerex subsidiary contributed approximately $1.3 million in revenues to our services segment this past quarter.  Aerex is an original equipment manufacturer of a wide range of products and services applicable to the water industry, and consequently its revenues and earnings are dependent on the timing and size of purchase orders for these products and services.  While Aerex’s financial performance during the four months following its acquisition has not been consistent on average with its 2015 financial performance, we remain extremely positive about the contribution that Aerex will make to our Company.

We were very pleased to announce in mid-June that our consortium was declared the winner of the bidding process for the 100 million gallon per day seawater desalination plant in Rosarito, Mexico.  We are currently in the process of finalizing a public-private partnership agreement with the State of Baja California, Mexico which we expect to execute in the coming weeks.

We believe that our negotiations with the Cayman Islands Water Authority for a new water utility license in Grand Cayman are nearing an end, and although a few important differences have yet to be resolved, we remain hopeful that these negotiations will be concluded before the end of this year,” concluded Mr. McTaggart.

Six Months Operating Results

Net income attributable to Consolidated Water Co. Ltd. stockholders for 2016 was $4,258,974 ($0.29 per share on a fully-diluted basis), as compared to $4,149,361 ($0.28 per share on a fully-diluted basis) for 2015.

Total revenues for 2016 and 2015 were $29,433,407 and $29,151,781, respectively. Higher revenues for the services segment in 2016 served to offset a decline in bulk segment revenues as retail revenue remained relatively consistent in 2016 from 2015. Gross profit for 2016 was $12,769,410 or 43% of total revenues, as compared to $12,113,596 or 42% of total revenues, for 2015. Gross profit for the retail and services segments increased while the bulk segment gross profit declined in 2016 from 2015.

G&A expenses on a consolidated basis were $9,396,760 and $7,554,540 for 2016 and 2015, respectively. The increase in consolidated G&A expenses from 2015 to 2016 is primarily attributable to the addition of approximately $1,022,000 in expenses for Aerex after the Company’s acquisition of a 51% ownership interest in this company in February 2016 and an increase of approximately $629,000 in the project development expenses incurred by the Company’s Mexican subsidiary, NSC.

Other income (expense), net for 2016 was $808,394 as compared to ($191,362) for 2015. The fluctuation in this net component of results of operations reflects (i) a decrease in the impairment charge recorded for the Company’s equity investment in OC-BVI in 2016 as compared to 2015 of $535,000; and (ii) foreign currency gains recorded for CW-Bali in 2016 of approximately $174,000 as compared to foreign currency losses recorded for this subsidiary in 2015 of approximately ($233,000).

Cash Dividends

On July 31, 2016, the Company paid a quarterly cash dividend of $0.075 per share to shareholders of record at the close of business on July 1, 2016. The Company has paid cash dividends to shareholders since 1985.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time (EDT) on Wednesday, August 10, 2016 to discuss its second quarter operating results and other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-875-6913 (international/local participants dial 412-317-6709) and requesting participation in the “Consolidated Water Company Call” a few minutes before 11:00 a.m. EDT on Wednesday, August 10, 2016.

A replay of the conference call will be available one hour after the call through August 17, 2016 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID # 10091314, and on the Company’s website at www.cwco.com.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and distribution facilities and provides water-related products and services to customers in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, Indonesia and the United States.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationships with the governments of the jurisdictions in which it operates, the outcome of its negotiations with the Cayman government regarding a new retail license agreement, its ability to successfully secure contracts for water projects, including the projects under development in Baja California, Mexico and Bali, Indonesia, its ability to develop and operate such projects profitably, and its ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2016	2015
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$37,081,272	$44,792,734
Certificate of deposit	-	5,637,538
Restricted cash	-	428,203
Accounts receivable, net	13,717,123	9,529,016
Inventory	1,988,249	1,918,728
Prepaid expenses and other current assets	837,947	1,282,660
Current portion of loans receivable	1,902,490	1,841,851
Costs and estimated earnings in excess of billings	1,066,367	-
Total current assets	56,593,448	65,430,730
Property, plant and equipment, net	54,251,554	53,743,170
Construction in progress	2,163,548	1,928,610
Inventory, non-current	4,508,940	4,558,374
Loans receivable	2,802,365	3,769,016
Investment in OC-BVI	4,678,093	4,548,271
Intangible assets, net	5,993,644	771,811
Goodwill	11,534,248	3,499,037
Land held for development	20,558,424	20,558,424
Other assets	2,717,744	2,767,583
Total assets	$165,802,008	$161,575,026

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$4,060,956	$4,829,535
Dividends payable	1,183,134	1,177,246
Note payable to related party	490,000	-
Demand loan payable	-	6,958,328
Billings in excess of costs and estimated earnings	1,469	189,985
Total current liabilities	5,735,559	13,155,094
Deferred tax liability	2,207,636	-
Other liabilities	557,827	224,827
Total liabilities	8,501,022	13,379,921
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 45,206 and 38,804 shares, respectively	27,124	23,282
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 14,806,040 and 14,781,201 shares, respectively	8,883,624	8,868,721
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	-	-
Additional paid-in capital	84,960,531	84,597,349
Retained earnings	54,118,710	52,084,175
Cumulative translation adjustment	(538,907)	(533,365)
Total Consolidated Water Co. Ltd. stockholders' equity	147,451,082	145,040,162
Non-controlling interests	9,849,904	3,154,943
Total equity	157,300,986	148,195,105
Total liabilities and equity	$165,802,008	$161,575,026

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Retail revenues	$6,292,833	$6,152,185	$12,263,071	$12,287,823
Bulk revenues	7,441,061	8,187,273	14,706,354	16,569,589
Services revenues	1,664,741	146,211	2,463,982	294,369
Total revenues	15,398,635	14,485,669	29,433,407	29,151,781

Cost of retail revenues	2,685,316	2,657,698	5,314,990	5,424,561
Cost of bulk revenues	4,813,261	5,649,929	9,423,585	11,115,989
Cost of services revenues	1,307,679	212,748	1,925,422	497,635
Total cost of revenues	8,806,256	8,520,375	16,663,997	17,038,185
Gross profit	6,592,379	5,965,294	12,769,410	12,113,596
General and administrative expenses	4,935,774	3,661,574	9,396,760	7,554,540
Income from operations	1,656,605	2,303,720	3,372,650	4,559,056

Other income (expense):
Interest income	159,891	258,201	376,726	491,783
Interest expense	(30,323)	(67,929)	(94,369)	(137,461)
Profit sharing income from OC-BVI	14,175	22,275	48,600	48,600
Equity in earnings of OC-BVI	85,858	62,668	131,222	137,823
Impairment of investment in OC-BVI	-	(275,000)	(50,000)	(585,000)
Other	189,236	27,980	396,215	(147,107)
Other income (expense), net	418,837	28,195	808,394	(191,362)
Income before income taxes	2,075,442	2,331,915	4,181,044	4,367,694
Provision for (benefit from) income taxes	(170,393)	-	(243,662)	-
Net income	2,245,835	2,331,915	4,424,706	4,367,694
Income attributable to non-controlling interests	41,502	103,815	165,732	218,333
Net income attributable to Consolidated Water Co. Ltd. stockholders	$2,204,333	$2,228,100	$4,258,974	$4,149,361

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.15	$0.15	$0.29	$0.28
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.15	$0.15	$0.29	$0.28
Dividends declared per common share	$0.075	$0.075	$0.15	$0.15

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,792,053	14,736,057	14,787,716	14,727,455
Diluted earnings per share	14,871,119	14,793,298	14,863,791	14,780,269

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income	$2,245,835	$2,331,915	$4,424,706	$4,367,694
Other comprehensive income (loss)
Foreign currency translation adjustment	(2,659)	(7,202)	(5,834)	(42,751)
Total other comprehensive income (loss)	(2,659)	(7,202)	(5,834)	(42,751)
Comprehensive income	2,243,176	2,324,713	4,418,872	4,324,943
Comprehensive income attributable to non-controlling interests	41,369	103,454	165,440	216,195
Comprehensive income attributable to Consolidated Water Co. Ltd. stockholders	$2,201,807	$2,221,259	$4,253,432	$4,108,748